Filed Pursuant to Rule 424(b)(5)
Registration No. 333-208065

STICKER SUPPLEMENT NO. 1

(To the prospectus supplement dated October 6, 2016)

(To the prospectus dated December 8, 2015)

5,000,000 Shares

Common Stock

EXPLANATORY NOTE

This sticker supplement no. 1 (this “sticker supplement”) is part of, and should be read in conjunction with, our prospectus supplement no. 1, dated October 6, 2016 (the “Prospectus Supplement”), and our prospectus, dated December 8, 2015 (together with the Prospectus Supplement, the “Prospectus”). The purpose of this sticker supplement is to disclose an assignment by one of the initial purchasers and update the timing of the anticipated delivery of the shares. Other than the disclosures set forth below, this sticker supplement does not supplement or alter the Prospectus in any way.

ASSIGNMENT BY DRAPER GAIN INVESTMENTS LTD. TO PETER GAIN

Pursuant to the Stock Purchase Agreement, dated as of October 5, 2016 (as amended, the “Agreement”), by and between Net 1 UEPS Technologies, Inc., a Florida corporation (the “Company”) and Draper Gain Investments Ltd., a company organized under the laws of England and Wales (“Draper Gain”), Draper Gain assigned its rights and obligations under the Agreement to Peter Gain, the sole owner of Draper Gain, to purchase the 2,500,000 shares of common stock, par value $0.001 per share, of the Company, and Peter Gain agreed to be bound by the provisions of the Agreement. Accordingly, Peter Gain replaces Draper Gain as one of the initial purchasers named in the Prospectus.

TIMING OF DELIVERY OF THE SHARES

We anticipate that delivery of the shares of common stock will be made on or about February 17, 2017, subject to the satisfaction of certain conditions.

This sticker supplement is part of the Prospectus and must accompany the Prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933, as amended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this sticker supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this sticker supplement is February 17, 2017.